Exhibit 99.1

Contact: Jim Welch

Phone: 650.624.1176

Email: invrel@rigel.com

Rigel Closes $46 Million in Financing

Mr. Nicholas J. Simon III and Dr. Dennis J. Henner, General Partners of MPM Capital, to Join Board of Directors

SOUTH SAN FRANCISCO, Calif., June 27, 2003 – Rigel Pharmaceuticals, Inc., (Nasdaq: RIGLD) announced today the consummation, on June 26, 2003, of a private placement of $46 million of its common stock and warrants exercisable for additional shares of common stock to four leading biotechnology venture capital investors. This investment was led by MPM Capital, one of the world’s largest dedicated life sciences investment firms, and included Frazier Healthcare, Alta Partners and HBM BioVentures. In addition, Rigel announced that, concurrent with the closing of the financing, Nicholas J. Simon III and Dennis J. Henner, PhD., both of whom are general partners of MPM Capital, will become members of Rigel’s board of directors.  Rigel also announced that Thomas Volpe resigned from its board of directors as of June 20, 2003.

“This financing enables us to vigorously pursue our business strategy and to continue to move forward with the clinical development of our lead programs in allergic rhinitis/asthma, hepatitis C and rheumatoid arthritis,” commented James M. Gower, Chairman and CEO of Rigel. “We are gratified to have the support of these excellent investors who not only bring financial acumen, but also considerable experience building life sciences companies.”

Rigel previously announced that it had entered into a definitive agreement on April 29, 2003, subject to certain closing and other conditions, with this group of investors.  A condition to consummating the private placement was obtaining a favorable vote from its stockholders on a number of proposals, including approval of the terms of the private placement.  Rigel's stockholders approved the terms of the private placement along with the other proposals put forth for a vote at Rigel's annual meeting of its stockholders held on June 20, 2003.  The remaining conditions necessary to consummate the private placement were subsequently satisfied and the closing occurred on June 26, 2003.

Henner and Simon to Join Board of Directors

“We are adding two outstanding new members to our board of directors and losing another. We are grateful for Tom Volpe’s service on our board of directors, and we are going to miss his excellent counsel,” continued Gower. “Nick Simon and Dennis Henner each bring extensive ‘real-life’ biotechnology experience to our board of directors.  Nick’s comprehensive knowledge of biotech deals will provide us with critical insight as we seek a partner for later-stage clinical development.  Furthermore, Dennis’ scientific expertise and keen awareness of what it takes to bring a novel drug candidate through the clinic are invaluable as we prepare to have an anticipated three Rigel product candidates in the clinic in the next twelve months.  Their willingness to join our board of directors further underscores the commitment MPM has to Rigel’s success.”

Nick Simon is a General Partner at MPM Capital. Prior to joining MPM in 2001, Mr. Simon was Chief Executive Officer and Founder of Collabra Pharma, Inc., a pharmaceutical development company.  Before joining Collabra, Mr. Simon held several business development positions in his eleven years at Genentech Inc., including, most recently, Vice President, Business & Corporate Development. During his tenure at Genentech, he completed over fifty deals, including product out-licensing, strategic alliances and product acquisitions.  He is a member of the board of directors of ARYx Therapeutics, Inc., Biovitrum, Genitope Corporation, Genteric, Inc., and Rinat Neuroscience Corporation.  Mr. Simon received a B.S. in Microbiology from the University of Maryland and an M.B.A. in Marketing from Loyola College.

Dr. Dennis Henner is a General Partner at MPM Capital, having joined MPM’s San Francisco office in May 2001. Prior to MPM, Dr. Henner was at Genentech Inc. from 1981 to 2001. He was the Senior Vice

President of Research at Genentech and a member of the Executive Committee, Product Review Committee and Research Review Committee. During his tenure, he oversaw the development of numerous products. Dr. Henner is currently a member of the board of directors of BioXell SpA, Tercica Medica, Inc. and Xcyte Therapies, Inc.  He received his Ph.D. in Microbiology at the University of Virginia and did postgraduate training at the Scripps Clinic and Research Foundation.

About Rigel (www.rigel.com)

Rigel’s mission is to become a source of novel, small-molecule drugs to meet large, unmet medical needs. Rigel has identified three lead product development programs: mast cell inhibition to treat immunologic diseases such as asthma/allergy and autoimmune disorders, antiviral agents to treat hepatitis C, and ligases, a new class of cancer drug targets. Rigel has begun clinical testing of its first product candidate, for allergic rhinitis, and plans to begin clinical trials of two additional drug candidates for the treatment of hepatitis C and rheumatoid arthritis within the next twelve months. The company’s business model is to develop a portfolio of drug candidates and to take these through phase II clinical trials, after which Rigel intends to seek partners for completion of clinical evaluation, regulatory approval and marketing. Rigel’s approach to drug discovery is based on advanced, proprietary functional genomics techniques that allow the company to identify targets with a demonstrable role in a disease pathway and to efficiently screen for those that are likely to be amenable to drug modulation.

This press release contains “forward-looking” statements, including statements related to Rigel’s business model, drug development programs and clinical trial plans. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “anticipate” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials as well as the risks detailed from time to time in Rigel’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and Annual Report on Form 10-K, as amended, for the year ended December 31, 2002.  Rigel does not undertake any obligation to update forward-looking statements.